Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Take-Two Interactive Software, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated February 25, 2022, with respect to the consolidated financial statements of Zynga Inc., and the effectiveness of internal control over financial reporting of Zynga Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021 and incorporated by reference in Take-Two Interactive Software, Inc’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2022.

/s/ Ernst & Young

San Jose, California

May 25, 2023